September 10, 2004

GeneThera, Inc.
3930 Youngfield Street
Wheat Ridge, Colorado 80033

Re: Securities Offering

To Whom It May Concern:

As counsel to GeneThera, Inc., a Florida Corporation (the "Company"), in connection with the preparation and filing by the company of a registration statement (the "Registration Statement") on Form SB-2, under the Securities Act of 1933, and the prospectus (the "Prospectus") included therein relating to the offering by selling shareholders of up to 4,249,236 shares (the "Shares") of the Company's common stock, par value $0.001 per share (the "Common Stock"), and in rendering the opinion set forth below, I have examined original copies or certified, conformed or photostatic copies of corporate records of the Company and such certificates of public officials, and copies identified to my satisfaction of such other documents as I deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In all such examinations, I have assumed the genuineness of all signatures, the authenticity of documents submitted to me as originals and the conformity to the originals of all documents submitted to me certified, conformed or photo static copies.

As to various questions of material fact to this opinion, I have relied upon statements and certificates of officers and representatives of the Company.

On the basis of the foregoing and my examination of such questions of law as I deemed relevant, I am of the opinion that all the outstanding shares of capital stock as described in the SB-2 filing of September 10, 2004 of the company have been duly authorized and validly issued and not subject to any preemptive or similar rights.

I note that I am a member of the bar of the State of Colorado and my opinion is limited to matters governed by the federal laws of the United States. Furthermore, I hereby consent to your filing a copy of this opinion as an Exhibit to the Prospectus and Registration Statement.

Very truly yours,

Richard W. Bryans, Jr. Esq.